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                                                                    EXHIBIT 23.A

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the prospectuses included in the registration statements of MascoTech, Inc. on Form S-3 (Registration Nos. 33-59222 and 33-55837) and Form S-8 (Registration Nos. 33-30735 and 33-42230) of
our report dated February 28, 1997, on our audits of the consolidated financial statements and financial statement schedule of MascoTech, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
March 26, 1997